UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2007

SENIOR HOUSING PROPERTIES TRUST

Maryland	001-15319	04-3445278
(State of organization)	(Commission file number)	(I.R.S. Employer Identification Number)

400 Centre Street, Newton, Massachusetts 02458

617-796-8350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 8.01 Other Events

At meetings of the board of trustees and the nominating and governance committee of Senior Housing Properties Trust (the “Company”) held on January 24, 2007, Gerard M. Martin, one of the Company’s managing trustees, notified the board of trustees and the committee that he seeks to retire from the board of trustees and will not stand for re-election at the annual meeting of the Company’s shareholders currently scheduled to be held on May 8, 2007. Mr. Martin advised the board and the committee that the reason for his decision was not the result of any disagreement with the Company.

Pursuant to a recommendation of the Company’s nominating and governance committee, the Company’s board of trustees voted at its meeting to nominate Adam D. Portnoy for election as a trustee at the annual meeting of the Company’s shareholders currently scheduled to be held on May 8, 2007, when the term of office of Mr. Martin will expire. Mr. Portnoy, if elected, would be a management trustee, and is the son of Mr. Barry M. Portnoy, the Company’s other managing trustee. Also pursuant to a recommendation of the Company’s nominating and governance committee, the Company’s board of trustees voted to nominate John L. Harrington for re-election to the Company’s board of trustees as an independent trustee.

Prior to October 1, 2005, Mr. Martin, together with Mr. Barry Portnoy, beneficially owned Reit Management & Research LLC, the Company’s manager (“RMR”). As previously reported, effective on that date, Messrs. Barry and Adam Portnoy acquired Mr. Martin’s ownership in RMR. Mr. Adam Portnoy serves as a director of RMR and also is its President and Chief Executive Officer.

Reference is made to further information with respect to the Company’s board of trustees and its members contained in the Company’s proxy statement for its annual shareholders meeting held May 23, 2006, filed with the Securities and Exchange Commission. This Current Report on Form 8-K does not constitute a solicitation of a proxy with respect to the nominees for trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENIOR HOUSING PROPERTIES TRUST By: /s/ John R. Hoadley
John R. Hoadley Treasurer and Chief Financial Officer

Date: January 29, 2007